Exhibit 12.1
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

                                          Senior Housing Properties Trust
                                 Computation of Ratio of Earnings to Fixed Charges
                                               (dollars in thousands)

                                                                         Year Ended December 31,
                                                     2001          2000          1999          1998          1997
                                                     ----          ----          ----          ----          ----
Earnings:
Net income                                          17,018        58,437        14,834        46,236        44,723
Fixed charges                                        7,334        15,366        18,768        19,293        16,958
                                                    --------------------------------------------------------------
Adjusted earnings                                   24,352        73,803        33,602        65,529        61,681
                                                    --------------------------------------------------------------

Fixed charges:
Interest                                             5,879        15,366        18,768        19,293        16,958
Distributions on trust preferred securities          1,455            --            --            --            --
                                                    --------------------------------------------------------------
Total fixed charges                                  7,334        15,366        18,768        19,293        16,958
                                                    --------------------------------------------------------------
Ratio of earnings to interest                         4.1x          4.8x          1.8x          3.4x          3.6x
Ratio of earnings to fixed charges                    3.3x          4.8x          1.8x          3.4x          3.6x
(includes trust preferred distributions)

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